SEPARATION AGREEMENT AND GENERAL RELEASE

          THIS SEPARATION AGREEMENT AND GENERAL RELEASE, dated as of December 31, 2004 (the "Agreement"), by and between CROMPTON CORPORATION, a DELAWARE corporation (the "Company") and ALFRED F. INGULLI (the "Executive").

          WHEREAS, the Company and the Executive have agreed that the Executive will retire from the Company, effective December 31, 2004; and

          WHEREAS, the Executive's retirement will necessitate the Executive's resignation as an employee and an officer the Company, and as a director and/or officer of each subsidiary and affiliate of the Company, as applicable; and

          WHEREAS, except as otherwise set forth herein, the parties intend that this Agreement shall set forth the terms of the Executive's retirement and resignation and that this Agreement shall supersede all prior agreements between the parties regarding the subject matter contained herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth in this Agreement, the parties hereto hereby agree as follows:

    Resignation. As necessitated by his retirement, the Executive hereby resigns from his position as Executive Vice President, Crop Protection of the Company and from all other positions, offices and directorships with the Company and any of its subsidiaries or affiliates (collectively, the "Company Group"), as identified in Attachment 1 hereto, effective as of December 31, 2004 (the "Separation Date").

    Severance Payments and Benefits. In consideration of the covenants set forth herein and the waiver and release of claims set forth below, and provided that the Executive does not revoke this Agreement during the Revocation Period (as defined below), the Company shall provide the Executive with the following severance payments and benefits:

      Severance Payments.

      The Company shall pay the Executive separation pay equal to twelve months of his base salary at the current rate of $410,040 per annum. This separation pay will be paid in substantially equal monthly installments on the last day of each month, commencing on the last day of the month in which the Effective Date (as defined below) occurs and ending twelve months later (the "Severance Period").

      MIP Bonus for the calendar Year Ended December 31, 2004. The Executive shall continue to be eligible for benefits under the Crompton Corporation 2004 Management Incentive Plan ("2004 MIP"), the determination and payout of any such benefits to be made in accordance with the terms and conditions of the 2004 MIP. The Executive shall not be eligible for any other bonus for the calendar year 2004 or any prior or subsequent year.

      Treatment of Equity-Based Compensation.

        Stock Options. The Executive may exercise any employee stock options granted under the equity-based compensation plans of the Company, including, without limitation, the 1998 Long-Term Incentive Plan (the "1998 LTIP"), and the 1988 Long-Term Incentive Plan (the "1988 LTIP") (together with the individual grant documents, the "Equity Plans") that are outstanding, vested and unexercised as of the Separation Date, in accordance with the terms of the applicable Equity Plan, as set forth in Attachment 2 hereto; provided, that, any such stock options shall be converted from incentive stock options to nonqualified stock options. In addition, the stock options to purchase 72,500 shares of Company common stock granted to the Executive under the 1998 LTIP on January 21, 2003 and October 20, 2003, and which otherwise would not be vested as of the Separation Date, shall become fully vested as of the Effective Date (as defined below) and shall remain exercisable as identified in Attachment 2.

        Restricted Stock. The restrictions on the 25,000 restricted shares granted to the Executive under the 1998 LTIP on January 20, 2004 and identified in Attachment 3 hereto shall lapse as of the Effective Date and such shares shall be delivered to the Executive in accordance with the original terms and provisions of the 1998 LTIP.

      Pension / 401(k) Plan / ESOP. The Executive's participation in the Uniroyal Chemical Company, Inc. Retirement Plan B (the "Uniroyal Pension Plan B"), the Crompton Corporation Employee Savings Plan (the "401(k) Plan") and the Crompton Corporation Employee Stock Ownership Plan (the "ESOP") shall terminate on the Separation Date. The Executive shall retain his right to any benefits vested through the Separation Date under the Uniroyal Pension Plan B. At the Executive's direction and in accordance with the terms of the applicable Plan, the Company will cause the applicable Plan to distribute an amount equal to the then current vested balance in the Executive's 401(k) Plan account and ESOP account. Such amounts will be paid to the Executive or to a qualified rollover account as the Executive shall elect. A statement of the Executive's benefits under these Plans shall be provided to the Executive separately.

      Benefit Equalization Plan. The Executive's participation in the Crompton Corporation Benefit Equalization Plan (the "BEP") shall terminate on the Separation Date. As soon as reasonably practicable following the Separation Date, the Company will cause the BEP to pay to the Executive in cash the balance in the Executive's BEP Account after withholding such amount as is required to satisfy tax withholding requirements. A statement of the Executive's benefits under this Plan shall be provided to the Executive separately.

      Supplemental Executive Retirement Agreement. As soon as reasonably practicable, but not later than 20 days after the Separation Date, the Company shall pay to the Executive in cash, by wire transfer if so elected by the Executive, $2,897,195.12, in full satisfaction and discharge of any and all obligations the Company may have to the Executive under his Supplemental Executive Retirement Agreement ("SERA"), dated as of August 1996, as amended December 30, 2003. In the event that, (A) per the terms of the 2004 MIP, the Executive receives a bonus in the first quarter of 2005 which bonus, the Company acknowledges, would be "Compensation" paid to the Executive for calendar year 2004, as defined in the SERA, and (B) the inclusion of such 2004 MIP bonus into the benefit calculation increases the SERA benefit to which the Executive is entitled pursuant to the terms of the SERA (the "Corrected

      SERA Benefit"), then the Company will, within 30 days after such 2004 MIP bonus is paid to the Executive, pay to the Executive the difference between the amount set forth in this Section 2(f) and the Corrected SERA Benefit.

      Retiree Medical & Dental Benefits. Effective with the first of the month following the Separation Date, the Executive shall be eligible to participate in the Uniroyal Chemical Company, Inc. Retiree Medical Plan in accordance with the terms and conditions of such Plan.

      Accrued Vacation. The Company shall pay the Executive no later than seven (7) business days after the Separation Date, or such earlier date as required by applicable law, for any vacation that is accrued but unused as of the Separation Date, minus withholding and other applicable deductions.

      Financial Planning. The Company shall reimburse the Executive for expenses actually incurred related to financial planning and tax preparation services covering tax years 2005 through 2009, subject to a maximum amount of $5,000 per year; provided, however, that the Executive provides the Company with written proof of any such expenditures for which reimbursement is sought, in accordance with the Company's then-existing expense reimbursement policy.

      Automobile. As soon as reasonably practicable after the Effective Date, the Company shall assign and transfer ownership to the Executive of the Executive's current Company-provided car, free and clear of all encumbrances. The Company shall thereafter have no further obligation for insurance, maintenance or other expense associated with such Company car, and the Executive shall be responsible for paying all federal, state and local income and employment taxes imposed in connection with such assignment and transfer.

      Home Office Equipment. The Company shall transfer ownership to the Executive of the laptop computer and the other equipment in his home office that was provided to the Executive by the Company; provided, however, that the Executive shall be responsible for paying any income or other taxes imposed in connection with such transfer.

      No Other Compensation or Benefits. Except as otherwise specifically provided herein or as required by Section 4980B(f) of the Internal Revenue Code of 1986, as amended (relating to "COBRA" coverage) or other applicable law, the Executive shall not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of any member of the Company Group (including, without limitation, any compensation or benefits under any severance plan, program or arrangement) on or after the Separation Date.

    Return of Property. The Executive shall, on or prior to the Separation Date, surrender to the Company any and all property of the Company Group in the Executive's possession or under his control and all property made available to the Executive in connection with his employment by the Company, including, without limitation, all (i) confidential or proprietary information concerning the Company Group or any of its customers or operations, (ii) original and duplicate copies of all of his work product, (iii) keys, security access codes,

    Company credit cards, files, calendars, books, records, notes, notebooks, customer lists, proposals to customers, manuals, computer programs, papers, electronically stored information and any other magnetic and other media materials, including any duplicate copies, as applicable, and (iv) except as set forth in Section 2(k), above, computer equipment (including any desktop and/or laptop computers, handheld computing devices, home systems, printers, computer disks and diskettes), cellular telephones and fax machines.

    Cooperation. From and after the Separation Date, the Executive shall cooperate in all reasonable respects with the Company Group and their respective directors, officers, attorneys and experts in connection with the conduct of any action, proceeding, investigation or litigation involving the Company Group, and about which the Executive may have relevant information. Such cooperation and assistance shall be provided at a time and in a manner which is mutually and reasonably agreeable to the Executive and the Company, and shall include providing information and documents, submitting to depositions, providing testimony and general cooperation to assist the Company. In providing such cooperation and assistance, the Company shall reimburse the Executive for his time at a daily rate of $1,600 per day, and for any out of pocket expenses actually incurred by the Executive, in accordance with the Company's then-existing expense reimbursement policy. To the extent the Executive desires or requires personal representation in connection with such cooperation, or in conjunction with any legal or other expenses he may incur because of his employment with the Company, nothing in this Section 4 or in Section 9, hereafter, shall prohibit him from being reimbursed for any such legal or other expenses to the extent permitted by the indemnification provisions of the Company's By-Laws.

    Unfavorable Comments; Confidentiality of this Agreement.

      Public Comments by the Executive. The Executive agrees to refrain from making, directly or indirectly, now or at any time in the future, whether in writing, orally or electronically: (i) any derogatory comment concerning the Company Group or any of their current or former directors, officers, employees or shareholders, or (ii) any other comment that could reasonably be expected to be detrimental to the business or financial prospects or reputation of the Company Group.

      No Publications. The Executive covenants and agrees that, for a period commencing on the Separation Date and continuing for one year thereafter, unless he gets written permission in advance from the Company (such permission not to be unreasonably withheld), he will refrain from publishing any book, article or other written material involving or relating to the Company or any other member of the Company Group, their directors, officers or employees (any such book, article or other written material, a "Publication"), and from collaborating in or providing any information in connection with the preparation of a Publication that is distributed or disseminated to the general public or any group or segment thereof, including, without limitation, any trade or industry. It shall not be a violation of this covenant (i) if the Executive provides information to a person whom he does not know, and has no reasonable basis for knowing, is a journalist, reporter, author, editor, publisher or other person involved in print or other media (each, an "Author"), unless the Executive knows, or has a reasonable basis for knowing, that such person intends to forward such information to an Author who uses it in a Publication involving or relating to the Company or any other member of the Company Group, their directors, officers or employees or (ii) if the Executive provides information that does not involve or relate to the Company or any other member of the Company Group, their directors, officers or employees to an Author and does not know, and has no reasonable basis for knowing, that such Author will use such information in a Publication involving or relating to the Company or any other member of the Company Group, their directors, officers or employees.

      Confidentiality of this Agreement. The Executive agrees that the terms of this Agreement (other than the fact of the Executive's separation of employment from the Company and the date thereof) are confidential and that the Executive may not disclose any of such terms to any other person other than his attorney, financial or tax adviser, accountant or spouse,provided that the Executive shall be responsible for any breach of confidentiality by any such individual. The Executive agrees that he shall instruct his attorney, financial and tax adviser, accountant and spouse not to disclose such terms to any other person. The provisions of this Section 5(c) shall not apply to any term of this Agreement that becomes available or known to the general public through no fault of the Executive.

      Permitted Disclosure. The provisions of this Section 5 shall not preclude or restrict the Executive from making any disclosure in response to inquiries from any governmental, regulatory or self-regulatory body or agency with jurisdiction over the activities of the Company.

    Confidentiality; Nonsolicitation.

      Confidential Information. The Executive agrees that he will not at any time, except with the prior written consent of the Company Group, directly or indirectly, reveal to any person, entity or other organization (other than the Company Group or their respective employees, officers, directors, shareholders or agents) or use for the Executive's own benefit any information deemed to be confidential by any member of the Company Group ("Confidential Information") relating to the assets, liabilities, employees, goodwill, business or affairs of any member of the Company Group including, without limitation, any information concerning past, present or prospective customers, manufacturing processes, marketing data, or other confidential information used by, or useful to, any member of the Company Group and known (whether or not known with the knowledge and permission of any member of the Company Group and whether or not at any time prior to the Executive's employment with the Company developed, devised, or otherwise created in whole or in part by the efforts of the Executive) to the Executive by reason of the Executive's employment by, shareholdings in or other association with any member of the Company Group. Notwithstanding anything in this Section 6(a) to the contrary, in the event that the Executive becomes legally compelled to disclose any Confidential Information, the Executive shall provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the Executive shall furnish only that portion of such Confidential Information or take only such action as is legally required by binding order and shall exercise his reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such Confidential Information. For purposes of this Section 6(a) and the entirety of Section 6 of this Agreement, the Company Group shall be interpreted to include any successor of the Company Group or any member thereof.

      Nonsolicitation. The Executive agrees that for a period commencing on the Separation Date and continuing for one year thereafter (the "Restricted Period"), the Executive shall not, without the prior written consent of the Company, directly or indirectly, whether on his own, in association with or on behalf of any other person, firm, corporation or other business organization, whether as an individual proprietor or entrepreneur or as an officer, employee, director, partner, consultant, agent, stockholder or in any other capacity, (i) solicit, induce or attempt to solicit or induce away from the Company Group or any member thereof, or to violate the terms of their contracts or employment arrangements with any such entity, any person or entity who is, or during the then most recent 12 month period was employed by or had served as an agent or key consultant of the Company Group or any member thereof, or (ii) solicit, induce or attempt to solicit or induce away from the Company Group or any member thereof, or to violate the terms of their contracts or arrangements with any such entity, any person or entity who is, or during the then most recent 12 month period was a customer or client (or to the Executive's knowledge or the knowledge of the public was reasonably anticipated to become a customer or client), supplier, licensee or other business relation of the Company Group or any member thereof. As used herein the term "indirectly" shall include without limitation, the Executive's permitting the use of the Executive's name by any competitor of the Company Group to induce or interfere with any employee or business relationship of the Company Group.

    Exclusive Property. The Executive confirms that all Confidential Information is and shall remain the exclusive property of the Company Group. All business records, papers and documents kept or made by the Executive relating to the business of the Company Group shall be and remain the property of the Company Group. The Executive further confirms that, on or prior to the Separation Date, the Executive shall have surrendered to the Company all copies and extracts of any written Confidential Information acquired or developed by the Executive during any such employment, shareholding or association, and that the Executive has not removed or taken from the premises of any member of the Company Group any written Confidential Information or any copies or extracts thereof. Subject to the terms of Section 4, the Executive shall promptly make all disclosures, execute all instruments and papers and perform all acts reasonably necessary to vest and confirm in the Company Group, fully and completely, all rights created or contemplated by this Section 7.

    Certain Remedies. Without intending to limit the remedies available to the Company Group, the Executive agrees that a breach of any of the covenants contained in this Agreement may result in material and irreparable injury to the Company Group for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, any member of the Company Group shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from engaging in activities prohibited by the covenants contained in this Agreement or such other relief as may be required specifically to enforce any of the covenants contained in this Agreement. Such injunctive relief in any court shall be available to the Company Group in lieu of, or prior to or pending determination in, any arbitration proceeding.

    Release.

      In consideration of the payments and benefits provided to the Executive under this Agreement, the Executive agrees to accept the compensation, payments, benefits and other consideration provided for in this Agreement in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, REMISES AND FOREVER DISCHARGES the Company Group from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, which the Executive, his heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising or occurring at any time on or prior to the date the Executive executes this Agreement, including, without limitation, any and all claims arising out of or relating to the Executive's employment, shareholding, association, service, compensation and benefits with the Company Group and/or the termination thereof, and any and all contract claims, benefit claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, severance claims, claims related to any bonus compensation, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys' fees with respect thereto, except that the Company's obligations under this Agreement shall continue in full force and effect in accordance with their terms. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 (42 U.S.C. § 1981), the Employee Retirement Income Security Act, as amended, the Federal Age Discrimination in Employment Act, as amended (including the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, the Family and Medical Leave Act, the Connecticut Fair Employment Practices Act, Conn. Gen. Stat. 46a-58 et seq., the Connecticut Family and Medical Leave Act, Conn. Gen. Stat. § 31-51kk et seq.; the Connecticut Unfair Trade Practices Act, Conn. Gen. Stat. § 42-110a et seq.; Connecticut wage and hour laws, Conn. Gen. Stat. § 31-58 et seq. state tort and contract laws, and any other federal, state or local statute, ordinance, regulation, law or constitutional provision.

      For the purpose of implementing a full and complete release and discharge of claims, the Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all the claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Agreement contemplates the extinction of all such claims, including claims for attorney's fees. The Executive expressly waives any right to assert after the execution of this Agreement that any such claim, demand, obligation, or cause of action has, through ignorance or oversight, been omitted from the scope of this Agreement.

      For purposes of this Section 9, the term "the Company Group" includes, individually or collectively, each respective past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, insurers, and assigns, and each respective past, present and future officers, directors, shareholders, representatives, agents and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Section 9 shall inure to the benefit of and shall be enforceable by all such entities and individuals.

      The Executive represents and warrants that he has not instituted, assisted or otherwise participated in connection with, any action, complaint, claim, charge, grievance, arbitration, lawsuit, or administrative agency proceeding, or action at law or otherwise against any member of the Company Group, and that he has not assigned any of the claims being released under this Section 9.

    Miscellaneous.

      Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and, except as expressly set forth herein, supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of the Executive's employment and the termination thereof which the Executive may have had with the Company Group. All prior and contemporaneous discussions and negotiations have been and are merged and integrated into, and are superseded by, this Agreement with respect to the matters contained herein.

      Modification; Amendment; Waiver. This Agreement may not be changed orally, and no modification, amendment or waiver of any of the provisions contained in this Agreement, nor any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.

      No Admission of Wrongdoing. Nothing contained in this Agreement shall be deemed to constitute an admission or evidence of any wrongdoing or liability on the part of the Company Group, nor of any violation of any federal, state or municipal statute, regulation or principle of common law or equity. The Company Group expressly denies any wrongdoing of any kind in regard to the Executive's employment or termination.

      Withholding Taxes. Any payments made or benefits provided to the Executive under this Agreement shall be reduced by any applicable withholding taxes.

      Sufficiency of Consideration. The Executive understands and agrees that he is receiving compensation, payments and/or benefits under this Agreement which are in excess of those to which he is entitled from the Company Group, and that such compensation, payments and/or benefits are being provided to him in consideration for his acceptance and execution of and compliance with, and in reliance upon his representations in, this Agreement, and the Executive acknowledges that such consideration is adequate and satisfactory to him.

      Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Connecticut, without giving effect to the conflicts of laws principles thereof.

      Waiver. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by another party of any term or provision of this Agreement shall not operate as a waiver of any other breach or default.

      Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

      Notices. Any notices required or made pursuant to this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

      if to Alfred F. Ingulli:

      if to the Company:

      Crompton Corporation
      199 Benson Road
      Middlebury, CT 06749
      ATTN.: General Counsel

      or to such other address as either party may furnish to the other in writing in accordance with this Section 10(i). Notices of change of address shall be effective only upon receipt.

      Descriptive Headings. The paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

      Counterparts. This Agreement may be executed in one or more counterparts, which, together, shall constitute one and the same agreement.

      Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of and shall be binding upon (i) the Company, its successors and assigns, and any company with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets and (ii) the Executive and the Executive's executors, administrators, heirs and legal representatives. The Executive may not sell or otherwise assign his rights, obligations, or benefits under this Agreement and any attempt to do so shall be void.

      Litigation. The parties shall use their best efforts and good faith to settle all disputes by amicable negotiations. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto may be brought in the courts of the State of Connecticut or in the United States District Court for the State of Connecticut, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the jurisdiction of said courts. Each of the Executive and the Company also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court or forum. Each of the Executive and the Company waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of the other party with respect thereto. Each party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by a suit on the judgment or in any other manner provided by law or at equity. For purposes of this Agreement, a "final judgment" shall mean a judgment that cannot be appealed or is not appealed in the applicable time period.

    Execution and Return; Revocation. This Agreement must not be executed by the Executive prior to the Separation Date, and must be returned to the Company's Vice President, Human Resources not later than the 21st day following the Separation Date. This Agreement may be revoked by the Executive within the seven (7)-day period commencing on the date the Executive signs this Agreement (the "Revocation Period"). No such revocation by the Executive shall be effective unless it is in writing, signed by the Executive and received by the Company's Vice President, Human Resources prior to the expiration of the Revocation Period. In the event of any such revocation by the Executive, all obligations of the Company under this Agreement shall terminate and be of no further force and effect as of the date of such revocation. Because this Agreement affects the Executive's legal rights, (including his rights under the Age Discrimination in Employment Act of 1967, and the Older Workers Benefit Protection Act, each as amended, the Executive should and hereby is advised to consult with an attorney prior to signing this Agreement.

    Effective Date of Agreement. This Agreement shall not become effective until the day following the last day of the Revocation Period (the "Effective Date"). In the event that the Executive fails to execute this Agreement in its entirety and without modification and return this Agreement on a timely basis, or the Executive so executes, but then elects to revoke this Agreement within the Revocation Period, this Agreement will be of no force or effect, and neither the Executive or the Company Group will have any rights or obligations hereunder.

    Compliance with Laws. The Company reserves the right to modify the terms of this Agreement, including the form and timing of any payment or benefit, as necessary to comply with all applicable laws, including, without limitation, the American Jobs Creation Act of 2004.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the date first set forth above and the Executive has executed this Agreement as of the date set forth below.

CROMPTON CORPORATION

By:
Name:
Title:

BY SIGNING THIS AGREEMENT, THE EXECUTIVE ACKNOWLEDGES AND AFFIRMS THAT: (1) HE IS COMPETENT; (2) HE WAS AFFORDED A REASONABLE TIME PERIOD OF NOT LESS THAN 21 DAYS TO REVIEW AND CONSIDER THIS AGREEMENT AND HAS BEEN ADVISED TO DO SO WITH AN ATTORNEY OF HIS CHOICE; (3) HE HAS READ AND UNDERSTANDS AND ACCEPTS THIS DOCUMENT AS FULLY AND FINALLY RESOLVING, WAIVING AND RELEASING ANY AND ALL CLAIMS AND RIGHTS WHICH HE MAY HAVE AGAINST THE COMPANY GROUP (AS DEFINED ABOVE), INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS AND RIGHTS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT; (4) NO PROMISES OR INDUCEMENTS HAVE BEEN MADE TO HIM EXCEPT AS SET FORTH IN THIS AGREEMENT; AND (5) HE HAS SIGNED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY, INTENDING TO BE LEGALLY BOUND BY ITS TERMS.

ACCEPTED AND AGREED:

ALFRED F. INGULLI

Date:

STATE OF _____________________)
.:ss

COUNTY OF ____________________)

     On this ___ day of _______________(month), ___________(year), before me personally came _____________________________, to me known, and known to me to be the person described in, and who executed, the foregoing Agreement, and who duly acknowledged to me that he executed the same.

__________________________________

ATTACHMENT 1

Company Name	Manager's Title
Crompton Chemical (Proprietary) Ltd.	Director
Crompton Chemicals B.V.	Managing Director
Crompton Co./Cie	Vice President
Crompton Corporation	Executive Vice President, Crop Protection
Crompton Europe B.V.	Managing Director
Crompton Europe Ltd.	Director
Crompton Holdings B.V.	Managing Director
Crompton Ltda.	Advisory Board Member
Crompton Technology B.V.	Managing Director

ATTACHMENT 2

	TOTAL		TOTAL	TOTAL
GRANT	GRANTED		VESTED	UNVESTED
DATE	SHARES	FMV$	SHARES	SHARES	EXPIRES

8/21/1996	65,520	14.5000	65,520		09/20/06
8/21/1996	34,480	14.5000	34,480		08/20/06
10/16/1996	20,000	16.8750	20,000		11/15/06
10/7/1997	20,000	26.4063	20,000		11/06/07
10/14/1998	50,000	14.3438	50,000		11/13/08
10/19/1999	100,000	8.3438	100,000		12/31/07
10/31/2000	75,000	8.1563	75,000		12/31/07
10/23/2001	60,000	7.9200	60,000		12/31/09
10/22/2002	45,000	7.2500	45,000		12/31/09
10/20/2003	45,000	5.8500	22,500	22,500	12/31/09
1/21/2003	75,000	6.3800	25,000	50,000	12/31/09

TOTAL	590,000		517,500	72,500

ATTACHMENT 3

RESTRICTED SHARES SUMMARY

GRANT	SHARES	SHARES	SHARES	GRANT
DATE	AWARDED	ISSUED	OUTSTANDING	TYPE	PLAN ID

8/21/1996	42,000	31,500	10,500	RSA	88L4	Plus dividends shares
1/20/2004	25,000		25,000	RSA	98L9
	67,000	31,500	35,500